                                                                    EXHIBIT 12.1
                KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                                        Six Months Ended
                                           June 30,                         Years Ended December 31,
                                        ----------------    --------------------------------------------------
(Millions of dollars)                    2001     2000       2000       1999       1998       1997       1996
                                         ----     ----       ----       ----       ----       ----       ----
Income (loss) from continuing
  operations                            $530.0   $295.1     $  842      $146      $(345)      $351       $358

Add -
  Provision (benefit) for
    income taxes                         314.0    163.7        457       111       (175)       184        225
  Interest expense                        80.4    113.3        208       190        157        141        145
  Rental expense representative
    of interest factor                     6.0      6.0         12        14         12         13         10
                                        ------   ------     ------      ----      ------      ----       ----
 Earnings                               $930.4   $578.1     $1,519      $461      $(351)      $689       $738
                                        ======   ======     ======      ====      ======      ====       ====

Fixed Charges -
  Interest expense                      $ 80.4   $113.3     $  208      $190      $ 157       $141       $145
  Rental expense representative
    of interest factor                     6.0      6.0         12        14         12         13         10
  Interest capitalized                    14.2      1.7          5         9         28         24         25
                                        ------   ------     ------      ----      ------      ----       ----
      Total fixed charges               $100.6   $121.0     $  225      $213      $ 197       $178       $180
                                        ======   ======     ======      ====      ======      ====       ====
Ratio of earnings to
  fixed charges                            9.2      4.8        6.8       2.2         --(1)     3.9        4.1
                                        ======   ======     ======      ====      ======      ====       ====

(1) Earnings were inadequate to cover fixed charges by $548 million in 1998.